Exhibit 2.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of October 12, 2006, by and among Health Care REIT, Inc., a Delaware corporation (“Parent”), Heat Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Heat OP Merger Sub, L.P., a Virginia limited partnership and a wholly-owned, indirect subsidiary of Parent (“OP Merger Sub”), Windrose Medical Properties Trust, a Maryland real estate investment trust (the “Company”), and Windrose Medical Properties, L.P., a Virginia limited partnership and the operating limited partnership of the Company (“Company OP”).

WHEREAS, Parent, Merger Sub, OP Merger Sub, Company and Company OP are parties to that certain Agreement and Plan of Merger, dated as of September 12, 2006, as the same is amended hereby and may be further amended, modified or supplemented from time to time (the “Merger Agreement”);

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, OP Merger Sub, Company and Company OP hereby agree as follows:

Section 1.  Amendments to the Merger Agreement.

(A) Article II of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.1. Effect of Mergers on Equity.   At the Effective Times, by virtue of the Mergers and without any action on the part of the Constituent Entities or OP Merger Constituent Entities, the holders of any partnership or membership interests, shares of capital stock or beneficial interests of the Constituent Entities or OP Merger Constituent Entities shall be treated as set forth in this Article II and in accordance with the terms of this Agreement.

Section 2.2.  Conversion.

(a) Membership Interests of Merger Sub.   The membership interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued, outstanding and unchanged as validly issued membership interests of the Surviving Entity after the Merger Effective Time.

(b) Treasury Stock and Parent Owned Stock.   Each common share of beneficial interest in the Company, $0.01 par value per share (the “Company Common Shares,” or a “Share” and, collectively, the “Shares”) and each Company Preferred Share that is held by the Company, Company OP or by any wholly-owned Subsidiary of the Company or Company OP and each Share and each Company Preferred Share that is held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares.   Each Share issued and outstanding immediately prior to the Merger Effective Time (other than Shares to be cancelled in accordance with Section 2.2(b)) shall be converted into a fraction of a duly authorized, validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of Parent (a “Parent Share” and collectively, the “Parent Shares”) equal to the quotient determined by dividing $18.06 by the Parent Stock Price (as defined below) and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, however, that if such quotient is less than 0.4509, the Exchange Ratio will be 0.4509 and if such quotient is greater than 0.4650, the Exchange Ratio will be 0.4650. For the purposes of this Section 2.2, the term “Parent Stock Price” means the average of the volume weighted average price per Parent Share on the NYSE, as reported on Bloomberg by typing “HCN.N <EQUITY> AQR <GO>”, for ten (10) trading days, selected by lot, from among the fifteen (15) consecutive trading days ending on (and including) the date that is five trading days prior to the Effective Times. As of the Merger Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 2.3(c), certificates representing the Parent Shares into which such Shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.3(d).

(d) Conversion of Company Preferred Shares.   Each of the 7.5% Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company, $.01 par value per share (the “Company Preferred Shares”), issued and outstanding immediately prior to the Merger Effective Time (other than the Company Preferred Shares to be cancelled in accordance with Section 2.2(b)) shall automatically be converted into one share of 7.5% Series G Cumulative Convertible Preferred Stock, $1.00 par value per share, of Parent (the “New Parent Preferred Stock”). Immediately prior to the Merger Effective Time, the terms of the New Parent Preferred Stock shall be set forth in an amendment to the Second Restated Certificate of Incorporation of Parent, substantially in the form set forth in Exhibit H hereto (the “Certificate of Designation”) and such amendment shall be filed with the Secretary of State of the State of Delaware and shall be effective immediately prior to the Merger Effective Time.

(e) Partnership Interests of OP Merger Sub.   The general partner interests of OP Merger Sub issued and outstanding immediately prior to the OP Merger Effective Time shall automatically be cancelled and retired and shall cease to exist. The limited partner interests of OP Merger Sub issued and outstanding immediately prior to the OP Merger Effective Time shall remain issued, outstanding and unchanged as validly issued limited partner interests of the Surviving Partnership after the OP Merger Effective Time.

(f) Company Owned Company OP Units.   Each unit of partnership interest in Company OP (the “Company OP Units”) that is outstanding immediately prior to the OP Merger Effective Time that is held by the Company or by any Company Subsidiary and each Company OP Unit that is outstanding immediately prior to the OP Merger Effective Time that is held by Parent, Merger Sub, OP Merger Sub or any other Subsidiary of Parent shall remain issued, outstanding and unchanged as validly issued partnership interests of the Surviving Partnership after the OP Merger Effective Time.

(g) Company OP Units.   Each Company OP Unit issued and outstanding immediately prior to the OP Merger Effective Time (other than Company OP Units held by the Company, Company OP, any Company Subsidiary, Parent or any Subsidiary of Parent) shall automatically be converted into a fraction of a duly authorized, validly issued, fully paid and non-assessable Parent Share equal to the Exchange Ratio. As of the OP Merger Effective Time, all such Company OP Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of any such Company OP Units shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 2.3(c), certificates representing the Parent Shares into which such Company OP Units are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor.

Section 2.3.  Exchange of Certificates and Related Requirements.

(a) Exchange Fund.   At the Merger Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), (i) for the benefit of the holders of Shares and Company OP Units, for exchange in accordance with this Article II, certificates representing the Parent Shares to be issued in connection with the Mergers pursuant to Section 2.2 and an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional shares pursuant to this Section 2.3 (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Merger Effective Time as provided in Section 2.3(c)), being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding Shares and Company OP Units, and (ii) for the benefit of holders of Company Preferred Shares, for exchange in accordance with this Article II, certificates representing the shares of New Parent Preferred Stock to be issued in connection with the Merger (such certificates for shares of New Parent Preferred Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Merger Effective Time as provided in Section 2.3(c)), being hereinafter referred to as the “Preferred Exchange Fund”) to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding Company Preferred Shares.

(b) Exchange Procedure.   As soon as practicable after the Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing Shares or Company Preferred Shares (the “Certificates”) or of Company OP Units (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and, (ii) if applicable, instructions for use in effecting the surrender of the Certificates in exchange for the consideration (and any unpaid distributions and dividends) contemplated by Section 2.2 and this Section 2.3, including cash in lieu of fractional Parent Shares. Upon (i) surrender of a Certificate for cancellation to the Exchange Agent, if applicable, and (ii) delivery by such a holder of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, such holder, if a holder of a Certificate representing Shares or Company OP Units, shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole Parent Shares, (y) a check representing the amount of cash in lieu of fractional shares, if any, and (z) unpaid dividends and distributions with respect to the Parent Shares as provided for in Section 2.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II or in respect of such Company OP Units and, if a holder of a Certificate representing Company Preferred Shares, shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of shares of New Parent Preferred Stock and (y) unpaid dividends and distributions with respect to the New Parent Preferred Stock as provided for in Section 2.3(c), if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, in all such cases after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash payable to holders of Shares, Company OP Units or Company Preferred Shares. In the event of a transfer of ownership of Shares, Company OP Units or Company Preferred Shares that is not registered in the transfer records of the Company or Company OP, a certificate representing the proper number of Parent Shares or shares of New Parent Preferred Stock, together with a check for the cash to be paid pursuant to this Section 2.3, may be issued to such a transferee if such Certificate shall be properly endorsed or such Certificate or Company OP Units shall otherwise be in proper form for transfer and the transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Company OP Units or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(c) Dividends.   No dividends or other distributions declared with a record date after the Merger Effective Time on Parent Shares or shares of New Parent Preferred Stock shall be paid with respect to any Shares or Company Preferred Shares represented by a Certificate until such Certificate is surrendered for exchange as provided herein or a Person claiming a Certificate to be lost, stolen or destroyed has complied with the provisions of Section 2.5. Promptly following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Shares or shares of New Parent Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such whole Parent Shares or shares of New Parent Preferred Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date after the Merger Effective Time, but prior to such surrender or compliance and a payment date subsequent to such surrender or compliance payable with respect to such whole Parent Shares, less the amount of any withholding Taxes which may be required thereon. Parent will, no later than the applicable dividend or distribution payment dates, set aside and provide the Exchange Agent with the cash necessary to make the payments contemplated by this Section 2.3(c), which shall be held for such purpose and for the sole benefit of such holders of Parent Shares or shares of New Parent Preferred Stock.

(d) No Fractional Securities.   No fractional Parent Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Parent Shares, cash adjustments will be paid to holders in respect of any fractional Parent Shares that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such holder’s fractional Parent Share that would otherwise be issuable by the closing price per share of Parent Shares on the New York Stock Exchange Composite Tape on the Closing Date as reported by The Wall Street Journal (Northeast edition) (or, if not reported thereby, any other authoritative source).

(e) No Further Ownership Rights in Shares.   All Parent Shares or shares of New Parent Preferred Stock issued or cash paid upon the surrender for exchange of Certificates or Company OP Units in accordance with the terms of this Article II (including any cash paid pursuant to this Section 2.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares or Company Preferred Shares theretofore represented by such Certificates or Company OP Units. At the Merger Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the Shares or Company Preferred Shares that were outstanding immediately prior to the Merger Effective Time. At the OP Merger Effective Time, the partnership interest transfer books of Company OP shall be closed, and there shall be no further registration of transfers on the partnership interest transfer books of the Surviving Partnership of the Company OP Units that were outstanding immediately prior to the OP Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Termination of Exchange Funds.   Any portion of the Exchange Fund or Preferred Exchange Fund (including the proceeds of any investments thereof and any Parent Shares or shares of New Parent Preferred Stock) which remains undistributed to the holders of Shares, Company Preferred Shares or Company OP Units, as applicable, for six months after the Merger Effective Time may be delivered to Parent, upon demand, and any holders of Shares, Company Preferred Shares or Company OP Units who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Merger Effective Time or the OP Merger Effective Time shall thereafter look only to Parent or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Parent Shares or shares of New Parent Preferred Stock, as applicable, cash and unpaid dividends and distributions on Parent Shares deliverable in respect of each Share, Company Preferred Share or Company OP Unit such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(g) No Liability.   None of Parent, Merger Sub, OP Merger Sub, the Company, Company OP or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.4.  Adjustment of Exchange Ratio.   In the event that Parent changes or establishes a record date for changing the number of Parent Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, merger, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Times, the Exchange Ratio applicable to the Mergers and any other calculations based on or relating to Parent Shares, including the conversion ratio applicable to the New Parent Preferred Stock specified in the Certificate of Designation, shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, merger, subdivision, reclassification, combination or similar transaction.

Section 2.5.  Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares or shares of New Parent Preferred Stock and any cash in lieu of fractional Parent Shares to which the holders thereof are entitled pursuant to Section 2.3(b) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3(c).

Section 2.6.  Further Assurances.

(a) If at any time after the Merger Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the Constituent Entities, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Entities, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Entity and otherwise to carry out the purposes of this Agreement.

(b) If at any time after the OP Merger Effective Time the Surviving Partnership shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of either of the OP Merger Constituent Entities, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Partnership and the proper officers and directors of the Surviving Entity, as the sole general partner of the Surviving Partnership, or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the OP Merger Constituent Entities, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either OP Merger Constituent Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Partnership’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such OP Merger Constituent Entity and otherwise to carry out the purposes of this Agreement.”

(B) Section 4.4(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Parent Shares and shares of New Parent Preferred Stock, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.”

(C) Section 4.6(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Except for (i) the filing with the SEC of the S-4 Registration Statement or other applicable requirements, if any, of the Exchange Act or the Securities Act or filings required pursuant to any state securities or “blue sky” laws, (ii) the filing and acceptance for record of the Certificates of Merger as required by applicable Entity Law (iii) the filing of the OP Certificate of Merger as required by applicable OP Merger Entity Law, and (iv) the filing and acceptance for record of the Certificate of Designation as required by applicable Delaware law, or as disclosed on Section 4.6(b) of the Parent Disclosure Letter, or as otherwise set forth in the Parent Disclosure Letter with respect to Section 4.6, no consent, approval, order or authorization of, or registration, declaration, filing with, notice to, or permit from, any Governmental Agency or any other Person, is required pursuant to any Legal Requirement or under the terms of any Contract or Parent Permit by or on behalf of Parent or any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement or the consummation or performance of the Mergers, other than such consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits which the failure to obtain or make would not reasonably be expected to have a Parent Material Adverse Effect.”

(D) Section 6.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) As soon as reasonably practicable after the date hereof, Parent and the Company shall promptly prepare a proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part of a registration statement relating to the issuance of Parent Shares and New Parent Preferred Stock in the Mergers and the issuance of Parent Shares upon exercise of Converted Options after the Merger Effective Time (the “S-4 Registration Statement”), and Parent shall file with the SEC the S-4 Registration Statement as promptly as practicable thereafter. Parent and the Company shall cooperate in providing all of the information required to be disclosed in such S-4 Registration Statement, including the preparation of any required pro forma financial information. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, trustees, executive officers, equityholders or partners, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or the Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall include the recommendation of the Board in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 6.6. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Shares, Company Preferred Shares and Company OP Units as promptly as practicable after the S-4 Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the S-4 Registration Statement and the Proxy Statement/Prospectus and advise one another of any oral comments received from the SEC.”

(E) Section 6.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Parent shall use its reasonable best efforts to cause the Parent Shares and New Parent Preferred Stock to be issued in the Mergers to be approved for listing, upon official notice of issuance, on the New York Stock Exchange (“NYSE”). Parent shall also use its reasonable best efforts to cause the Parent Shares issuable upon exercise of a Converted Option or upon conversion of any New Parent Preferred Stock to be approved for listing, upon official notice of issuance, on the NYSE.”

(F) Section 6.9(b) is hereby amended and restated in its entirety to read as follows:

“(b) Parent shall declare a dividend to holders of Parent Shares and the Company shall declare a dividend to holders of Company Common Shares and Company Preferred Shares, the record date for which shall be the close of business on the last Business Day prior to the Merger Effective Time. The per share dividend amount payable with respect to the Parent Shares and the Company Common Shares shall be an amount equal to the then most recent quarterly dividend payable with respect to such shares multiplied by the number of days elapsed since the last dividend record date for such shares through and including the day prior to the day on which the Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared. The per share dividend amount payable with respect to the Company Preferred Shares shall be an amount equal to $0.46875 multiplied by the number of days elapsed since the last Company Preferred Shares dividend record date through and including the day prior to the day on which the Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared.”

(G) Section 7.1(c) is hereby amended and restated in its entirety to read as follows:

“(c) NYSE Listing.   The Parent Shares and New Parent Preferred Stock to be issued in the Mergers and the Parent Shares to be reserved for issuance upon exercise of Converted Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

(H) A new Section 7.3(e) shall be added to the Merger Agreement and shall read as follows:

“(e) Certificate of Designation.   Parent shall have filed the Certificate of Designation in accordance with applicable Delaware law and it shall be effective.”

(I) A new “Exhibit H — Certificate of Designation of 7.5% Series G Cumulative Convertible Preferred Stock”, in the form attached hereto as Exhibit A, shall be added to the Merger Agreement.

Section 2.  Authority.

(a) The Company has the requisite trust power and authority to enter into this Amendment, and subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, subject to the Company Shareholder Approval. This Amendment has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, assuming this Amendment is enforceable against Parent, Merger Sub and OP Merger Sub, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) Company OP has the requisite partnership power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Company OP and consummation by Company OP of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company OP. This Amendment has been duly executed and delivered by Company OP and constitutes the valid and binding obligation of the Company OP, enforceable against Company OP in accordance with its terms, assuming this Amendment is enforceable against Parent, Merger Sub and OP Merger Sub, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Each of Parent, Merger Sub and OP Merger Sub has the requisite corporate, limited liability company or partnership power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent, Merger Sub and OP Merger Sub, and the consummation by Parent, Merger Sub and OP Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent, Merger Sub and OP Merger Sub, except that the consummation by Parent of the filing of the Certificate of Designation and issuance of the New Parent Preferred Stock pursuant to Section 1(A) of this Amendment will be duly authorized by all necessary action on the part of Parent on or prior to October 17, 2006, and Parent will promptly notify the Company in writing following such action. No stockholder approval by the stockholders of Parent is required by Entity Law or the rules of the NYSE for the issuance of the New Parent Preferred Stock. This Amendment has been duly executed and delivered by Parent, Merger Sub or OP Merger Sub, as applicable, and constitutes a valid and binding obligation of Parent, Merger Sub or OP Merger Sub, as applicable, enforceable against Parent, Merger Sub or OP Merger Sub, as applicable, in accordance with its terms, assuming this Amendment is enforceable against the Company and the Company OP, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation, conservatorship or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.  No Other Change.   Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the Merger Agreement shall refer to the Merger Agreement (including the Exhibits, schedules, Company Disclosure Letter and Parent Disclosure Letter attached thereto), as amended by this Amendment.

Section 4.  No Waiver or Consent.   Except as specifically set forth herein, the execution and delivery hereof by the parties hereto shall not constitute a consent or waiver of any provisions of the Merger Agreement. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder or under the Merger Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Amendment or the Merger Agreement will operate as a waiver thereof.

Section 5.  Counterparts.   For the convenience of the parties, any number of counterparts of this Amendment may be executed by any two or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 6.  Governing Law.   (a) Except to the extent the Merger is governed by Entity Law and the OP Merger is governed by the OP Merger Entity Law, this Amendment and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein regardless of the laws that might otherwise govern under applicable conflicts or choice of law rules.

(b) Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be, but shall not be required to be, brought against any of the parties in the courts of the State of Delaware.

(c) Each party to this Amendment waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Amendment.
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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTH CARE REIT, INC.

By:	/s/ George L. Chapman
Name: George L. Chapman

Title:	Chairman and Chief Executive Officer

HEAT MERGER SUB, LLC

By: HEALTH CARE REIT, INC.
Its: Sole member

By:	/s/ George L. Chapman
Name: George L. Chapman

Title:	Chairman and Chief Executive Officer

HEAT OP MERGER SUB, L.P.

By: HEAT MERGER SUB, LLC
Its: General partner

By: HEALTH CARE REIT, INC.
Its: Sole member

By:	/s/ George L. Chapman
Name: George L. Chapman

Title:	Chairman and Chief Executive Officer

WINDROSE MEDICAL PROPERTIES TRUST

By:	/s/ Frederick L. Farrar
Name: Frederick L. Farrar

Title:	President, Chief Operating Officer and Treasurer

WINDROSE MEDICAL PROPERTIES, L.P.

By: WINDROSE MEDICAL PROPERTIES TRUST
Its: General partner

By:	/s/ Frederick L. Farrar
Name: Frederick L. Farrar

Title:	President, Chief Operating Officer and Treasurer

Exhibit A to Amendment No. 1
to Agreement and Plan of Merger

FORM
OF
CERTIFICATE OF DESIGNATION
OF
7.5% SERIES G CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
HEALTH CARE REIT, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned duly authorized officer of Health Care REIT, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Second Restated Certificate of Incorporation of the Corporation, as amended and supplemented, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board, acting by unanimous written consent effective as of          , 2006, adopted a resolution (i) authorizing a new series of the Corporation’s previously authorized Preferred Stock, $1.00 par value per share (the “Preferred Stock”), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of           shares [the number of Windrose preferred shares outstanding as of the merger effective time] of 7.5% Series G Cumulative Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue           shares [the number of Windrose preferred shares outstanding as of the merger effective time] of 7.5% Series G Cumulative Convertible Preferred Stock, $1.00 par value per share, which shall have the following powers, designations, preferences and other special rights:

Section 1.  Designation and Number.   A series of Preferred Stock, designated the “7.5% Series G Cumulative Convertible Preferred Stock” (the “Series G Preferred Stock”), is hereby established. The number of authorized shares of Series G Preferred Stock shall be [the number of Windrose preferred shares outstanding as of the merger effective time].

Section 2.  Maturity.  The Series G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 3.  Rank.  The Series G Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) prior or senior to the Corporation’s Junior Participating Preferred Stock, Series A, the common stock of the Corporation, par value $1.00 per share (the “Common Stock”) and to all equity securities of the Corporation ranking junior to the Series G Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (the “Junior Shares”); (b) on a parity with the Corporation’s Series C Cumulative Convertible Preferred Stock, the Corporation’s 7 7/8% Series D Cumulative Redeemable Preferred Stock, the Corporation’s 6.0% Series E Cumulative Convertible and Redeemable Preferred Stock, the Corporation’s 7 5/8% Series F Cumulative Redeemable Preferred Stock and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series G Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (the “Parity Shares”), (c) junior to equity securities issued by the Corporation to the extent that the terms of such equity securities specifically provide that such equity securities rank senior to the Series G Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation (the “Senior Shares”), and (d) junior to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series G Preferred Stock prior to conversion.

Section 4.  Dividends.

(a) Holders of Series G Preferred Stock shall be entitled to receive, when and as authorized by the Board Directors, or a duly authorized committee thereof, and declared by the Corporation out of funds of the Corporation legally available for payment, preferential cumulative cash dividends at the rate of 7.5% per annum of the Base Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $1.875 per share). Such dividends shall be cumulative and shall begin to accrue from the date of original issue of the Series G Preferred Stock and shall be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Dividend Payment Date”) for the period ending on such Dividend Payment Date. “Business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. Any quarterly dividend payable on the Series G Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Corporation at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on Series G Preferred Stock shall be authorized by the Board of Directors or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series G Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and whether or not such is prohibited by agreement. Accrued but unpaid dividends on the Series G Preferred Stock will not bear interest and holders of the Series G Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any shares of Common Stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series G Preferred Stock (other than a dividend in Common Stock of the Corporation or any other equity securities of the Corporation ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series G Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series G Preferred Stock, all dividends declared upon the Series G Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series G Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of the Series G Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series G Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series G Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock of the Corporation or other equity securities of the Corporation ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other equity securities of the Corporation ranking junior to or on a parity with the Series G Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock, or any other equity securities of the Corporation ranking junior to or on a parity with the Series G Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other equity securities of the Corporation ranking junior to the Series G Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended). Holders of Series G Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series G Preferred Stock as provided above. Any dividend payment made on the Series G Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(e) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series G Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series G Preferred Stock for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

Section 5.  Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series G Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of (x) $25 per share (the “Base Liquidation Preference”) in cash or property at its fair market value as determined by the Board of Directors, or (y) in the event the Corporation shall be a party to a Transaction, as defined in subparagraph 8(e), prior to June 30, 2010 in which a majority of the Common Stock of the Corporation is converted into the right to receive cash, property or other consideration at a price, or having a fair market value, as determined by the Board of Directors, per share, of less than 105% of the Conversion Price in effect at the time of any such Transaction, $26.25 per share in cash or property at its fair market value, as determined by the Board of Directors (the “Stepped Up Liquidation Preference”), plus in each case, an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of the Corporation’s Common Stock or any other equity securities of the Corporation that rank junior to the Series G Preferred Stock as to liquidation rights. Notwithstanding the foregoing, unless the Corporation is a party to a Transaction prior to June 30, 2010, the liquidation preference on or after June 30, 2010 shall be the Base Liquidation Preference plus an amount equal to the accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of the Corporation’s Common Stock or any other equity securities of the Corporation that rank junior to the Series G Preferred Stock as to liquidation rights. The Corporation will promptly provide to the holders of the Series G Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of the Series G Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, the sale, lease or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, unless a liquidation, dissolution or winding up of the Corporation is effected in connection with, or as a step in a series of transactions by which, a consolidation or merger of the Corporation is effected.

(b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series G Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on all other classes and series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series G Preferred Stock and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series G Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full.

(c) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series G Preferred Stock and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series G Preferred Stock and any Parity Shares shall not be entitled to share therein.

Section 6.  Redemption.

(a) The Series G Preferred Stock is not redeemable prior to June 30, 2010. On and after, June 30, 2010, the Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series G Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the Base Liquidation Preference, per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (the “Redemption Date”), without interest. No Series G Preferred Stock may be redeemed except with assets legally available for the payment of the redemption price.

Holders of Series G Preferred Stock to be redeemed shall surrender such Series G Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any of the Series G Preferred Stock has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Corporation in trust for the pro rata benefit of the holders of any Series G Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series G Preferred Stock, such Series G Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series G Preferred Stock is to be redeemed, the Series G Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b) Unless full cumulative dividends on all Series G Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series G Preferred Stock shall be redeemed unless all outstanding shares of Series G Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series G Preferred Stock (except by exchange for equity securities of the Corporation ranking junior to the Series G Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of any Series G Preferred Stock in order to ensure that the Corporation continues to meet the requirements for qualification as a real estate investment trust under the Internal Revenue Code, or the purchase or acquisition of Series G Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series G Preferred Stock. So long as no dividends are in arrears on the Series G Preferred Stock, the Corporation shall be entitled at any time and from time to time to repurchase any Series G Preferred Stock in open market transactions duly authorized by the Board of Directors of the Corporation and effected in compliance with applicable laws.

(c) Notice of redemption of the Series G Preferred Stock shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice shall be mailed by the Corporation to each holder of record of the Series G Preferred Stock to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the share records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series G Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of shares of Series G Preferred Stock to be redeemed; (iv) the place or places where the certificates for the Series G Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series G Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series G Preferred Stock held by such holder to be redeemed.

(d) Immediately prior to any redemption of Series G Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend

Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series G Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(e) The Series G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

(f) Subject to applicable law and the limitation on purchases when dividends on the Series G Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any Series G Preferred Stock in the open market, by tender or by private agreement.

(g) All Series G Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

Section 7.  Voting Rights.

(a) Holders of the Series G Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.

(b) Whenever dividends on any Series G Preferred Stock shall be in arrears in an aggregate amount equivalent to six or more quarterly dividends, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)). In the event of such an increase in the number of directors, the holders of the Series G Preferred Stock will be entitled to vote (voting separately as a class with holders of all other series of Preferred Stock ranking on a parity with the Series G Preferred Stock as to dividends or upon liquidation (“Parity Preferred”) upon which like voting rights have been conferred and are exercisable), in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Corporation (the “Preferred Share Directors”) at a special meeting called by the holders of record of at least 20% of the Series G Preferred Stock or by the holders of any series of Parity Preferred so in arrears with like voting rights (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting at which a Preferred Share Director is to be elected until all dividends accumulated on such Series G Preferred Stock and Parity Preferred with like voting rights for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Corporation are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors are as equal as possible. If and when all accumulated dividends and the dividend for the then current dividend period on the Series G Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Director so elected shall terminate and the number of directors then constituting the Board of Directors shall decrease accordingly. Any Preferred Share Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series G Preferred Stock when they have the voting rights described above (voting separately as a class with holders of all series of Parity Preferred upon which like voting rights have been conferred and are exercisable).

So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Share Director may be filled by written consent of the Preferred Share Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series G Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Share Directors shall each be entitled to one vote per director on any matter.

(c) So long as any Series G Preferred Stock remains outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series G Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i) amend, alter or repeal any of the provisions of this Certificate of Designation or other provisions of the Corporation’s Second Restated Certificate of Incorporation, as amended and supplemented, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock or the holders thereof; or

(ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of equity security or rights to subscribe to or acquire any class or series of equity security, in each case ranking senior to the Series G Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any equity securities into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series G Preferred Stock (or any equivalent class or series of stock or shares issued by the surviving corporation or entity in any merger or consolidation to which the Corporation became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series G Preferred Stock; and provided, further, that (i) any increase in the amount of the authorized Preferred Stock, (ii) the authorization or issuance of any other series of Preferred Stock, any increase in the amount of authorized shares of any series of Preferred Stock, or the authorization, increase in the amount of authorized shares of or issuance of any new class of preferred stock of the Corporation or any series thereof, in each case ranking on a parity with or junior to the Series G Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, or (iii) any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series G Preferred Stock receive cash in the amount of the Liquidation Preference in exchange for each share of their Series G Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(d) With respect to the exercise of the above described voting rights, each share of Series G Preferred Stock shall have one vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series G Preferred Stock as a single class, then the Series G Preferred Stock and such other class or series shall each have one vote per $25 of liquidation preference, or, in the event that the vote is with respect to a Transaction which the holders of the Series G Preferred Stock would be entitled to receive the Stepped Up Liquidation Preference, pursuant to subparagraph 5(a), the Series G Preferred Stock shall have 1.05 votes per $25 of liquidation preference.

(e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series G Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(f) Except as expressly stated in these terms of the Series G Preferred Stock, the Series G Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series G Preferred Stock.

Section 8.  Conversion.

(a) Subject to and upon compliance with the provisions of this subparagraph (8), a holder of Series G Preferred Stock shall have the right, at the holder’s option, at any time to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Base Liquidation Preference of such shares by $[15.75 divided by the Merger Exchange Ratio], the conversion price per share of Common Stock at which the Series G Preferred Stock is convertible into Common Stock, as such price may be adjusted pursuant to subsection (d) of this subparagraph (8) (the “Conversion Price”) (as in effect at the time and on the date provided for in the last paragraph of subsection (b) of this subparagraph (8)) by delivering such shares to be converted, such delivery to be made in the manner provided in subsection (b) of this subparagraph (8); provided, however, that the right to convert shares called for redemption pursuant to subparagraph (6) shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Corporation shall default in making payment of any amounts payable upon such redemption under subparagraph (6) hereof.

(b) In order to exercise the conversion right, the holder of each share of Series G Preferred Stock to be converted shall deliver the certificate evidencing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Series G Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series G Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized agent and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

Holders of Series G Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date and prior to such Dividend Payment Date. However, Series G Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series G Preferred Stock on a Record Date who (or whose transferee) tenders any such shares for conversion into Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series G Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series G Preferred Stock for conversion.

As promptly as practicable after the surrender of certificates for Series G Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this subparagraph (8), and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in subsection (c) of this subparagraph (8). Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series G Preferred Stock shall have been delivered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares as described above) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date, unless the share transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the opening of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificates for Series G Preferred Stock have been surrendered and such notice received by the Corporation.

(c) No fractional shares or scrip representing fractions of a share of Common Stock shall be issued upon conversion or the Series G Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series G Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price (as defined below) of Common Stock on the Trading Day (as defined below) immediately preceding the date of conversion. If more than one share of Series G Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock so surrendered. “Current Market Price” of publicly traded Common Stock or any other class of security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Corporation or the Board of Directors, which determination shall be final, conclusive and binding. “Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

(d) The Conversion Price shall be adjusted from time to time as follows:

(i) If the Corporation shall (A) make a payment of dividends or distributions to holders of Common Stock of the Corporation in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of Common Stock by reclassification of its Common Stock, the Conversion Price shall be adjusted so that the holder of any Series G Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

(ii) If the Corporation shall issue rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date fixed for such issuance) to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the Fair Market Value (as defined below) per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (II) the number of shares of Common Stock that could be purchased at the Current Market Price (as defined below) on the date fixed for such determination with the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the day next following the record date for any such rights, options, or warrants issued (except as provided in subsection (h) below). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than the Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer of the Corporation or

the Board of Directors whose decision is final, conclusive, and binding. Any adjustment(s) made pursuant to this subsection (ii) shall become effective immediately after the opening of business on the business day next following such record date. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur. “Fair Market Value” shall mean the fair market value as determined in good faith at the sole discretion of the Chief Executive Officer or the Board of Directors, which determination shall be final, conclusive and binding.

(iii) If the Corporation shall distribute to all holders of its Common Stock any equity securities of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (including securities or cash, but excluding cash distributions paid out of the surplus of the Corporation, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Stock entitling them for a period expiring within 45 days after the record date referred to in subsection (ii) above to subscribe for or purchase Common Stock, which rights and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph less the then Fair Market Value of the equity securities or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph.

Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (h) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of a Security which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a person converting a share of Series G Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a share of Series G Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences). Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.

(iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subparagraph (8) (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this subparagraph (8), the Corporation shall not be required to make any adjustment to the Conversion Price (A) upon the issuance of any Common Stock or options or rights to purchase Common Stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of the Corporation or any of its subsidiaries; (B) upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Common Stock or indebtedness of the Corporation and the investment of additional optional amounts in Common Stock under any plan; (C) upon a change in the par value of the Common Stock of the Corporation; or (D) for accumulated and unpaid dividends on the Series G Preferred Stock or on any other equity securities of the Corporation. All calculations under this subparagraph (8) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.

(v) “Current Market Price” of publicly traded Common Stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Corporation or the Board of Directors, which determination shall be final, conclusive and binding.

(e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Stock, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock and excluding any transaction as to which subsection (d)(i) of this subparagraph (8) applies (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series G Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such Transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series G Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of such, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a “Non-Electing Share”) (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series G Preferred Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (e) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series G Preferred Stock. The provisions of this subsection (e) shall similarly apply to successive Transactions.

(f) If:

(i) the Corporation shall declare a distribution on the Common Stock other than in cash out of the surplus of the Corporation, determined on the basis of the most recent annual or quarterly consolidated cost basis and current value basis and consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution; or

(ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

(iii) there shall be any reclassifications of the Common Stock (other than an event to which subsection (d)(i) of this subparagraph (8) applied) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any stockholder of the Corporation is required; or

(iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series G Preferred Stock and shall cause to be mailed to the holders of the Series G Preferred Stock at their addresses as shown on the share records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date as of which the holders of Common Stock of record to be entitled to such distribution or grant of rights or warrants are to be determined, provided, however, that no such notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1%, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subparagraph (8).

(g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series G Preferred Stock an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price, setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of the Series G Preferred Stock at such holder’s last address as shown on the share records of the Corporation.

(h) In any case in which subsection (d) of this subparagraph (8) provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (I) issuing to the holder of any Series G Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (II) fractionalizing any share of Series G Preferred Stock and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (c) of this subparagraph (8).

(i) There shall be no adjustment of the Conversion Price in case of the issuance of any equity securities of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this subparagraph (8). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this subparagraph (8), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j) If the Corporation shall take any action affecting the Common Stock, other than an action described in this subparagraph (8), that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the Series G Preferred Stock, the Conversion Price for the Series G Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(k) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series G Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series G Preferred Stock not theretofore converted. For purposes of this subsection (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series G Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Corporation covenants that any Common Stock issued upon conversion of the Series G Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series G Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Stock at such adjusted Conversion Price.

The Corporation shall use its reasonable best efforts to list the Common Stock required to be delivered upon conversion of the Series G Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

(l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series G Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series G Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

Section 9.  Restrictions on Ownership and Transfer.  The Series G Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article VI of the Amended and Restated By-Laws of the Corporation, as amended from time to time. Any person who violates such restrictions in acquiring actual or constructive ownership of shares of Series G Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. All certificates representing shares of the Series G Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under Article VI of the Amended and Restated By-Laws. Nothing in Article VI of the Amended and Restated By-Laws shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article VI of the Amended and Restated By-Laws, and any transferee, and the shares of capital stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article VI of the Amended and Restated By-Laws.

Section 10.  Exclusion of Other Rights.  Except as may otherwise be required by law, the Series G Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in these terms of the Series G Preferred Stock (as such terms may be amended from time to time) or in the Corporation’s Second Restated Certificate of Incorporation, as amended and supplemented. The Series G Preferred Stock shall have no preemptive or subscription rights.

Section 11.  Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 12.  Severability of Provisions.  If any voting powers, preferences or relative, participating, optional and other special rights of the Series G Preferred Stock or qualifications, limitations or restrictions thereof set forth in these terms of the Series G Preferred Stock (as such terms may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series G Preferred Stock and qualifications, limitations and restrictions thereof set forth in these terms of the Series G Preferred Stock (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series G Preferred Stock or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series G Preferred Stock or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series G Preferred Stock or qualifications, limitations or restrictions thereof unless so expressed herein.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate and does affirm the foregoing as true under the penalties of perjury this   day of          ,     .

George L. Chapman
Chairman of the Board and
Chief Executive Officer

ATTEST:

Erin C. Ibele
Senior Vice President — Administration and
Corporate Secretary